FRONTIER AIRLINES HOLDINGS, INC.
AND SUBSIDIARIES
INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(DEBTOR AND DEBTOR-IN-POSSESSION as of April 10, 2008)

TABLE OF CONTENTS

Page

Interim Consolidated Balance Sheets (unaudited) as of September 30, 2009 and March 31, 2009	1

Interim Consolidated Statements of Operations (unaudited) for the six months ended
September 30, 2009 and 2008	2

Interim Consolidated Statements of Cash Flows (unaudited) for the six months ended
September 30, 2009 and 2008	3

Notes to the Interim Consolidated Financial Statements (unaudited)	5

FRONTIER AIRLINES HOLDINGS, INC. AND SUBSIDIARIES
(Debtor and Debtor-in-Possession as of April 10, 2008)
Interim Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)

	September 30,	March 31,
	2009	2009
Assets
Current assets:
Cash and cash equivalents	$53,918	$71,793
Restricted cash (note 7)	165,849	134,359
Receivables, net of allowance for doubtful accounts of $1,872 and $1,380 at September 30, 2009 and March 31, 2009, respectively	35,587	40,469
Prepaid expenses and other assets	18,947	20,937
Inventories, net of allowance of $584 and $534 at September 30, 2009 and March 31, 2009, respectively	13,156	12,464
Total current assets	287,457	280,022
Property and equipment, net (note 9)	559,832	610,434
Security and other deposits	27,960	25,420
Prepaid maintenance payments	137,452	–
Aircraft pre-delivery payments	5,489	6,466
Restricted cash	2,987	2,987
Deferred loan fees and other assets	7,816	4,270
Total assets	$1,028,993	$929,599

Liabilities and Stockholders' Equity
Liabilities not subject to compromise:
Current liabilities:
Accounts payable	$65,210	$44,890
Air traffic liability	138,245	145,156
Other accrued expenses (note 11)	55,785	54,227
Short-term borrowings (note 12)	14,115	3,000
Debtor-in-Possession loan (note 12)	40,000	30,000
Current portion of long-term debt (note 12)	25,053	–
Deferred income taxes (note 17)	24,005	–
Deferred revenue and other liabilities (note 10)	12,863	15,759
Total current liabilities not subject to compromise	375,276	293,032
Deferred revenue and other liabilities (note 10)	16,763	18,833
Long-term debt (note 12)	303,226	–
Deferred income taxes (note 17)	26,401	–
Other note payable (note 12)	3,000	3,000
Total liabilities not subject to compromise	724,666	314,865
Liabilities subject to compromise (note 5)	28,750	708,661
Total liabilities	753,416	1,023,526

Stockholders' equity (deficit):
Preferred stock, no par value, authorized 1,000,000 shares; none issued	–	–
Common stock, no par value, stated value of $.001 per share, authorized 100,000,000 shares; 36,945,744 shares issued and outstanding	37	37
Additional paid-in capital	236,131	235,679
Retained earnings (deficit) (notes 3 and 13)	39,409	(329,643)
Total stockholders' Equity (Deficit)	275,577	(93,927)
Total Liabilities and Stockholders’ Equity (Deficit)	$1,028,993	$929,599

See accompanying notes to interim consolidated financial statements.

FRONTIER AIRLINES HOLDINGS, INC. AND SUBSIDIARIES
(Debtor and Debtor-in-Possession as of April 10, 2008)
Interim Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Six Months Ended
	September 30,	September 30,
	2009	2008
Revenues:
Passenger	$531,314	$700,108
Cargo	2,806	3,508
Other	42,921	20,866

Total revenues	577,041	724,482

Operating expenses:
Flight operations	76,805	88,049
Aircraft fuel	155,405	353,830
Aircraft lease	56,427	59,132
Aircraft and traffic servicing	86,966	91,476
Maintenance	30,666	55,462
Promotion and sales	56,883	55,773
General and administrative	31,712	27,554
Operating expenses - regional partners	–	26,650
Employee separation and other charges (reversals)	33	466
Loss (gains) on sales of assets, net	55	(8,672)
Depreciation	18,080	22,082

Total operating expenses	513,032	771,802

Operating income (loss)	64,009	(47,320)

Nonoperating income (expense):
Interest income	820	2,653
Interest expense	(10,163)	(14,883)
Loss from early extinguishment of debt	(284)	(562)
Other, net	273	(1,343)

Total nonoperating expense, net	(9,354)	(14,135)

Income (loss) before reorganization items and income tax	54,655	(61,455)

Reorganization (income) expenses (note 4)	(241,390)	62,258

Income (loss) before income tax expense (benefit)	296,045	(123,713)

Income tax expense (note 17)	51,504	1,355

Net income (loss)	$244,541	$(125,068)

Earnings (loss) per share (note 15):
Basic	$6.62	$(3.39)
Diluted	$5.27	$(3.39)

Weighted average shares of common stock outstanding
Basic	36,946	36,946
Diluted	46,407	36,946
See accompanying notes to interim consolidated financial statements.

FRONTIER AIRLINES HOLDINGS, INC. AND SUBSIDIARIES
(Debtor and Debtor-in-Possession as of April 10, 2008)
Interim Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Six Months Ended
	September 30,	September 30,
	2009	2008
Cash flows from operating activities:
Net income (loss)	$244,541	$(125,068)
Adjustments to reconcile net loss to net cash and cash equivalents provided by operating activities prior to reorganization items:
Compensation expense under long-term incentive plans and employee stock ownership plans	452	952
Depreciation and amortization	19,378	22,846
Provisions recorded on inventories and assets beyond economic repair	473	710
Loss (gains) on disposal of equipment and other, net	55	(8,672)
Mark to market (gains) loss on derivative contracts	1,446	(4,729)
Proceeds received (paid) from settlement of derivative contracts	(1,020)	23,151
Loss on early extinguishment of debt	284	562
Unrealized loss on short-term investments	–	1,320
Reorganization items	(241,390)	62,258
Deferred income taxes	50,406	–
Changes in operating assets and liabilities:
Restricted cash	(31,490)	(23,655)
Receivables	4,882	14,229
Deposits on fuel hedges and other deposits	–	(10,172)
Prepaid maintenance payments	(12,941)	–
Prepaid expenses and other assets	1,113	2,653
Inventories	(746)	(2,124)
Other assets	(3,175)	(103)
Accounts payable	3,301	674
Air traffic liability	(6,912)	(38,236)
Other accrued expenses	(2,137)	(21,565)
Deferred revenue and other liabilities	(4,966)	488
Net cash provided (used) by operating activities before reorganization	21,554	(104,481)

Cash flows from reorganization activities:
Net cash used by reorganization activities	(21,094)	(8,458)

Total net cash provided (used) by operating activities	460	(112,939)

Cash flows from investing activities:
Aircraft lease and purchase deposits made	(7,046)	(3,089)
Aircraft lease and purchase deposits returned or applied	2,766	11,485
Proceeds from the sale of property and equipment and assets held for sale	175	59,449
Sale of short-term investment	–	3,740
Capital expenditures	(23,283)	(7,116)
Proceeds from the sales of aircraft – reorganization	40,639	84,300
Net cash provided by investing activities	13,251	148,769

FRONTIER AIRLINES HOLDINGS, INC. AND SUBSIDIARIES
(Debtor and Debtor-in-Possession as of April 10, 2008)
Interim Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Six Months Ended
	September 30,	September 30,
	2009	2008

Cash flows from financing activities:
Proceeds from Debtor-in-Possession loan (post-petition)	10,000	30,000
Proceeds from short-term borrowings	14,115	–
Extinguishment of long-term borrowings	–	(33,754)
Principal payments on long-term borrowings	(12,659)	(21,037)
Principal payments on short-term borrowings	(3,000)	(3,139)
Payment of financing fees	(1,653)	(2,152)
Extinguishment of long-term debt – reorganization item	(38,389)	(53,914)
Net cash used by financing activities	(31,586)	(83,996)

Net decrease in cash and cash equivalents	(17,875)	(48,166)

Cash and cash equivalents, beginning of period	71,793	120,837

Cash and cash equivalents, end of period	$53,918	$72,671

See accompanying notes to interim consolidated financial statements

FRONTIER AIRLINES HOLDINGS, INC. AND SUBSIDIARIES
(Debtor and Debtor-in-Possession as of April 10, 2008)
Notes to Interim Consolidated Financial Statements (unaudited)
September 30, 2009

1.  Chapter 11 Reorganization

On April 10, 2008 (the “Petition Date”), Frontier Airlines Holdings, Inc. (“Frontier Holdings”) and its subsidiaries Frontier Airlines, Inc. (“Frontier Airlines”) and Lynx Aviation, Inc. (“Lynx Aviation”), filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  The cases are being jointly administered under Case No. 08-11298 (RDD).  Frontier Holdings, Frontier Airlines, and Lynx Aviation (collectively, the “Debtors” or the “Company”) continued to operate as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court through September 30, 2009.

On July 8, 2009, the Debtors entered into an Amended and Restated Investment Agreement with Republic Airways Holdings Inc. (the “Investment Agreement”) that was approved by the Bankruptcy Court on July 13, 2009.  Under the terms of the Investment Agreement, Republic Airways Holdings Inc. (“Republic”) made an offer to acquire 100% ownership of the Debtors for an aggregate purchase price of $108.8 million.  The Investment Agreement also established an auction process allowing the Debtors to solicit proposals and bids from third parties and to terminate the Investment Agreement if the Debtors received a higher or otherwise better offer.  Under the auction process, interested parties had to submit preliminary non-binding proposals no later than August 3, 2009, and final binding proposals no later than August 10, 2009.  On July 30, 2009, Southwest Airlines Co. submitted its initial non-binding proposal to participate in the auction process and subsequently submitted a binding proposal on August 10, 2009.  On August 13, 2009, the Debtors concluded the auction and determined that Republic had submitted the highest and otherwise best proposal for the purchase of the Debtors.  In addition to its original offer, Republic agreed to waive recovery on its allowed $150.0 million unsecured claims, thereby increasing the potential recovery for the remaining unsecured claim holders.

The Debtors entered into the Second Amended and Restated Investment Agreement with Republic on August 13, 2009.  This revised Investment Agreement retains a purchase price of $108.8 million, with $28.8 million of the purchase price allocated to payment of the remaining unsecured creditors.  Liabilities subject to compromise have been reduced from the allowed claims amount of $308.7 million to $28.8 million as of September 30, 2009, commensurate with the Plan of Reorganization that was approved by the court.  Secured and priority claims not impaired by the plan are reflected in the financial statements at full value and as liabilities not subject to compromise.  In addition, under the revised Investment Agreement and the Debtors’ Plan of Reorganization, the Company’s current outstanding common stock had no value and was canceled on October 1, 2009.

Plan of Reorganization

On June 22, 2009, the Debtors filed their Motion for Approval of Disclosure Statement and Solicitation Procedures.  Also on July 22, 2009 the Bankruptcy Court entered its order approving the Disclosure Statement for the Debtors’ Joint Plan of Reorganization and established the solicitation and voting procedures for the Debtor’s Plan of Reorganization.   The Debtors’ Plan of Reorganization is based on the revised Investment Agreement.  The confirmation hearing on the Plan of Reorganization took place on September 10, 2009.  The Plan of Reorganization was confirmed at that hearing, and became effective upon the closing of the revised Investment Agreement on October 1, 2009.

Proofs of Claim

Shortly after the Petition Date, the Debtors began notifying all known current or potential creditors of the Chapter 11 filing. Subject to certain exceptions under the Bankruptcy Code, the Debtors’ Chapter 11 filing automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover on, collect or secure a claim arising prior to the Petition Date. Thus, for example, most creditor actions to obtain possession of property from the Debtors, or to create, perfect or enforce any lien against the property of the Debtors, or to collect on monies owed or otherwise exercise rights or remedies with respect to a pre-petition claim are enjoined unless and until the Bankruptcy Court lifts the automatic stay. Vendors are being paid for goods furnished and services provided after the Petition Date in the ordinary course of business.  The deadline for the filing of proofs of claims against the Debtors in their cases was November 17, 2008.  The rejection bar date for the rejection of executory contracts and unexpired leases was October 10, 2009 and the deadline for filing other administrative claims was October 31, 2009.

In October 2009, the Company made an initial disbursement of $21.5 million out of the $28.8 million of amounts held in escrow for unsecured claims.  The remaining $7.3 million will be disbursed in accordance with the Plan of Reorganization upon final resolution of the remaining claims. Differences in amounts between claims filed by creditors and amounts shown in the Company’s records are being investigated and resolved in connection with the Company’s claims resolution process.  Certain claims may have priority above those of general unsecured creditors.  The Company estimates the amount of secured, priority unsecured and administrative claims that are to be paid in full under the plan of reorganization to be $28.1 million and is included in accounts payable not subject to compromise in the interim consolidated financial statements on September 30, 2009.

2.        Basis of Presentation and Nature of Business

Basis of Presentation

The accompanying unaudited interim consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended March 31, 2009. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included.

The accompanying unaudited interim consolidated financial statements do not purport to reflect or provide for the consummation of the Investment Agreement with Republic. In particular, the financial statements do not purport to show (1) as to assets, their fair value; or (2) as to shareowners’ equity accounts, the effect of any changes that may be made in our capitalization.

In accordance with U.S. generally accepted accounting principles (“GAAP”), the Company has applied accounting guidance for financial reporting by entities in reorganization under the Bankruptcy Code, in preparing the interim consolidated financial statements. This guidance requires that the financial statements, for periods subsequent to the Chapter 11 filing, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, certain expenses (including professional fees), fees and penalties associated with the temporary payment default on aircraft loans and other provisions for losses that are realized or incurred in the bankruptcy proceedings are recorded in reorganization items in the accompanying interim consolidated statement of operations. In addition, pre-petition obligations that may be impacted by the bankruptcy reorganization process had been classified in the consolidated balance sheet at March 31, 2009 as liabilities subject to compromise. These liabilities were reported at the amounts expected to be allowed by the Bankruptcy Court, even if they may be settled for lesser amounts (see Note 5).  In September 2009 when the Plan of Reorganization was confirmed and the amount of the purchase price under the revised Investor Agreement allocated to holders of allowed general unsecured claims was confirmed to be $28.8 million, liabilities subject to compromise were adjusted to this amount.

Financial results, as measured by net income, for the Company and airlines in general, are seasonal in nature.  Historically, the financial results for the Company’s first and second fiscal quarters generally have exceeded its third and fourth fiscal quarters.  Due to seasonal variations in the demand for air travel, the volatility of aircraft fuel prices, the Company’s bankruptcy and subsequent accounting changes for the impacts of the acquisition, operating results for the six months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the full fiscal year ending March 31, 2010.

Nature of Business

Frontier Airlines Holdings, Inc. provides air transportation for passengers and freight through its wholly-owned subsidiaries. On April 3, 2006, Frontier Airlines completed a corporate reorganization (the “Reorganization”) and as a result, Frontier Airlines became a wholly-owned subsidiary of Frontier Airlines Holdings, a Delaware corporation.  Frontier Airlines was incorporated in the State of Colorado on February 8, 1994 and commenced operations on July 5, 1994.  In September 2006 the Company formed a new subsidiary, Lynx Aviation.  The Company currently operates routes linking its Denver, Colorado hub to over 50 destinations including destinations in Mexico and Costa Rica.  As of September 30, 2009,  the Company operated a fleet of 38 Airbus A319 aircraft, nine Airbus A318 aircraft, four Airbus A320 aircraft, and 11 Bombardier Q400 aircraft (operated by Lynx Aviation) from its base in Denver, Colorado and had approximately 5,100 employees (4,600 full-time equivalents).

Midwest Code Share

On June 25, 2009, Frontier Airlines entered into a codeshare agreement with Milwaukee-based Midwest Airlines (“Midwest”). Under the codeshare, Frontier's code will be placed on Midwest flights in select markets, providing customers the ability to connect in Milwaukee to destinations in the Ohio Valley and East Coast, including Cleveland, Fort Myers, Indianapolis, Nashville, New York-LaGuardia, Orlando, Philadelphia, Pittsburgh, Tampa and Washington, D.C.-National. Similarly, Midwest's code will be placed on Frontier flights in select markets, allowing their customers to connect in Denver to Frontier and Lynx Aviation destinations including Aspen, Colorado Springs, Boise, Billings, Bozeman, Rapid City and other destinations in the Rocky Mountain region. Travelers could purchase tickets and fly on the codeshare routes beginning September 1, 2009.  Additional codeshare cities will be added following the initial launch. In addition to the codeshare, a new marketing relationship is planned to include a reciprocal frequent flyer agreement, allowing members of the Frontier EarlyReturns and the Midwest Miles programs to earn and redeem miles on either airline.  Midwest was acquired by Republic on July 31, 2009.

Lynx Aviation

Frontier Holdings entered into a purchase agreement with Bombardier, Inc. for ten Q400 turboprop aircraft, each with a seating capacity of 74, with the option to purchase ten additional aircraft.  The purchase agreement was assumed by Lynx Aviation, and Lynx Aviation took title of the first ten aircraft delivered during the year ended March 31, 2008 and took delivery of its eleventh aircraft in August 2009.  The aircraft are operated by Lynx Aviation under a separate operating certificate.  On September 11, 2009, Lynx Aviation cancelled its remaining options to purchase aircraft.

Lynx Aviation has entered into a capacity purchase agreement with Frontier Airlines, effective December 7, 2007, whereby Frontier Airlines pays Lynx Aviation a contractual amount for the purchased capacity regardless of the revenue collected on those flights.  The amount paid to Lynx Aviation is based on operating expenses plus a margin.  The payments made under this agreement are eliminated in consolidation, and the passenger revenues generated by Lynx Aviation are included in passenger revenues in the consolidated statements of operations.  Payments to Lynx Aviation from Frontier Airlines made under the capacity purchase agreement during the six months ended September 30, 2009 and 2008 were $26.4 million and $24.9 million, respectively.  See Note 16 for operating segment information, which includes the presentation of the Company’s operating segments and how its operations impact the overall network and profitability.

Regional Partners

Frontier Airlines’ agreement with Republic, under which Republic agreed to operate up to 17 76-seat Embraer 170 aircraft, commenced in January 2007 and terminated in June 2008. Frontier Airlines established the scheduling, routes and pricing of the flights operated under the Republic agreement. Frontier Airlines compensated Republic for its services based on Republic’s operating expenses plus a margin on certain of its expenses.   In April 2008 as part of the bankruptcy proceeding, the Company rejected the capacity purchase agreement with Republic.  There was a structured reduction and gradual phase-out of 12 delivered aircraft, which was completed on June 22, 2008.  See note 4 (e) for additional information on the claim that resulted from the rejection of the capacity purchase agreement.

3.        New Accounting Standards

New Accounting Standards Adopted During the Fiscal Year

In June 2008 the FASB issued accounting guidance related to the accounting for maintenance deposits under an arrangement accounted for as a lease that are refunded only if the lessee performs specified maintenance activities.   This guidance requires that lessees continually evaluate whether it is probable that an amount on deposit with a lessor will be returned to reimburse the costs of the maintenance activities incurred by the lessee. When an amount on deposit is less than probable of being returned, it shall be recognized as additional expense. When the underlying maintenance is performed, the maintenance costs shall be expensed or capitalized in accordance with the lessee's maintenance accounting policy. This guidance is effective for financial statements issued for fiscal years beginning on or after December 15, 2008, including interim periods within those fiscal years. Earlier application by an entity that has previously adopted an alternative accounting policy is not permitted. Prior to the adoption of this guidance, the Company recorded its maintenance payments, or supplemental monthly payments under aircraft lease agreements, as an expense when paid.

The Company recognized the non-cash effect of the change as a change in accounting principle as of April 1, 2009, for all arrangements existing at this effective date.  The effect of this change resulted in an adjustment to the opening balance of prepaid maintenance payments and retained earnings in the amount of $124.5 million. In addition to this adjustment, the Company recorded a deferred tax liability and a reduction to the opening balance of the tax valuation allowance in the amount of $47.7 million with no net impact to net income (loss) or retained earnings. The cumulative effect adjustment is the difference between the amounts recognized in the statement of financial position before initial application of this guidance and the amounts recognized in the statement of financial position at initial application of this guidance. The Company has determined that all prepaid maintenance payments will be refunded through qualifying maintenance activities.  Reserves are reimbursed based on the specific event for each specified reserve, as determined by the lease. The Company reached that conclusion through a detailed analysis of the current reserve balances and projected balances as compared to the projected ultimate cost of the underlying maintenance events.  In addition, 36% of the Company’s leases provide for caps on the total reserves required.  The projected ultimate cost was based on actual historical repair invoices as well as estimates.  This analysis was performed by lease and by reserve type. As of April 1, 2009 and September 30, 2009, the Company anticipates no unused excess amounts to be expensed based on this analysis.  The Company will continue to evaluate whether it is probable that any prepaid amounts will be returned to reimburse the costs of the maintenance activities incurred.  As the Company makes future payments, if they are less than probable of being returned, they will be recognized as additional expense at that time.

In May 2008 the FASB issued accounting guidance on Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).  This guidance requires bifurcation of the instrument into a debt component that is initially recorded at fair value and an equity component. The difference between the fair value of the debt component and the initial proceeds from issuance of the instrument is recorded as a component of equity. The liability component of the debt instrument is accreted to par using the effective yield method; accretion is reported as a component of interest expense. The equity component is not subsequently re-valued as long as it continues to qualify for equity treatment. This guidance must be applied retrospectively to previously issued cash-settleable convertible instruments as well as prospectively to newly issued instruments, and was adopted by the Company on April 1, 2009.  This guidance was effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years.

In December 2005 the Company completed the sale of $92.0 million aggregate principal amount of 5.0% Convertible Notes due 2025 (“Convertible Notes”) in a public offering pursuant to the Company’s shelf registration statement.  Holders may require the Company to repurchase the Convertible Notes for cash at a repurchase price of 100% of the principal amount plus accrued interest on December 15, 2010, 2015 and 2020. The Convertible Notes are convertible, at the option of the holders, into shares of the Company’s common stock at a conversion rate of 96.7352 shares per principal amount of notes (representing a conversion price of approximately $10.34 per share), subject to certain adjustments, at any time prior to maturity.  The terms of the original instrument provided that upon conversion, the Company would have the right to deliver a combination of cash and shares of common stock.

The effective borrowing rate for Convertible Notes at the time of issuance of the 5% Debentures was estimated to be 10%, which resulted in $39.0 million of the $92 million aggregate principal amount of debentures issued being attributable to equity and recorded as additional debt discount.   Subsequent to the Company’s Chapter 11 bankruptcy filing, the Company stopped accruing for interest on unsecured borrowings since it was probable the interest would not be an allowed claim. The Company reinstated the bonds to the claim value which resulted in writing off the remaining unamortized debt discount on the balance sheet because the entire principal amount is an allowed claim.  As such, the Company has reflected $37.0 million as additional reorganization expense during the six months ended September 30, 2008, eliminating any impact to equity and interest expense for the adoption of this standard for the six months ended September 30, 2009.

In May 2009 the FASB issued guidance on events that occur after the balance sheet date but prior to the issuance of the financial statements distinguishing events requiring recognition in the financial statements from those that may require disclosure in the financial statements and requires disclosure of the date through which subsequent events were evaluated.  This guidance is effective for interim and annual periods after June 15, 2009 and was adopted by the Company in the quarter ended June 30, 2009.

In June 2009 the FASB issued SFAS guidance that established the FASB Accounting Standards Codification TM (“Codification”), which supersedes all existing accounting standard documents and will become the single source of authoritative non-governmental U.S. GAAP. All other accounting literature not included in the Codification is considered non-authoritative. The Codification was implemented on July 1, 2009 and will be effective for interim and annual periods ending after September 15, 2009. The Company adopted this guidance in the quarter ended September 30, 2009.

New Accounting Standards Not Yet Adopted

In October 2009 the FASB issued new authoritative guidance which amends accounting and reporting guidance in ASC Topic 605, “Revenue Recognition,” with respect to revenue-generating arrangements with multiple-deliverables. Specifically, the amendments to ASC Topic 605 address how to separate deliverables and how to measure and allocate arrangement consideration to more than one unit of accounting. The new guidance, which is expected to result in more multiple-deliverable arrangements being separable than under current guidance, will be effective for the Company prospectively for revenue arrangements entered into or materially modified on or after June 15, 2010, with early adoption permitted. The Company is currently evaluating the timing and impact of the pending adoption of the amendments to ASC Topic 605 on the consolidated financial statements.

4.        Reorganization Items

Separate disclosure is required for reorganization items such as realized gains and losses from the settlement of pre-petition liabilities, provisions for losses resulting from the reorganization and restructuring of the business, as well as professional fees directly related to the process of reorganizing the Debtors under Chapter 11.  The Debtors’ reorganization items consist of the following:

	Six Months Ended September 30,
	2009	2008
	(In thousands)
Professional fees directly related to reorganization (a)	$10,682	$13,338
Loss (gains) on the sale of aircraft (b)	14,582	(5,405)
Loss of Pre-delivery payment (c)	2,866	–
Loss on a sale-lease back transaction	–	4,654
Gains on contract terminations cure payment reductions, net	–	(4,118)
Allowed claims (d)	10,433	–
Write-off of note receivable	–	13,541
Write-off of debt issuance cost	–	1,833
Write-off of remaining unamortized debt discount	–	36,961
Gain to adjust claims to value confirmed under Plan of Reorganization (e)	(279,953)	–
Other, net (f)	–	1,454
Total reorganization items	$(241,390)	$62,258

(a)  Professional fees directly related to the reorganization include fees associated with advisors to the Debtors, the statutory committee of unsecured creditors and certain secured creditors.   Professional fees are estimated by the Debtors and will be reconciled to actual invoices when received.

(b)  Reorganization items include a loss of $14.6 million on the sale of two A318 aircraft in May 2009 and August 2009.  These transactions were agreed upon subsequent to the Company’s bankruptcy filing as part of the Company’s efforts to restructure its fleet and were approved by the Bankruptcy Court.

(c) On September 11, 2009, the Company reached a mutual termination agreement with Bombardier to forfeit the rights to delivery of the twelfth aircraft and the remaining eight purchase options which resulted in the forfeiture of $2.7 million of pre-delivery payments made on the twelfth aircraft delivery.  This amount has been included as a non cash item in net cash used by reorganization activities.

(d)  In August 2009, the Company and the International Brotherhood of Teamsters (“IBT”) announced that they entered into a consensual long-term agreement and a comprehensive settlement of the Company’s litigation with the IBT under Section 1113 of the Bankruptcy Code.  This resulted in an additional unsecured claim of $7.1 million.  The remaining allowed claims relate to various damage claims for the rejection of executory contracts under Section 365 of the Bankruptcy Code.

(e)  The Debtors entered into the Second Amended and Restated Investment Agreement with Republic on August 13, 2009.  This revised Investment Agreement retains that $28.8 million of the purchase price is allocated to payment of the unsecured creditors.  The confirmation hearing on the Plan of Reorganization took place on September 10, 2009.  The Plan of Reorganization was confirmed at that hearing.  Liabilities subject to compromise was reduced by $280 million to reflect the value at the $28.8 million, commensurate with the Plan of Reorganization.

On March 20, 2009, the Bankruptcy Court approved an order authorizing a $40 million Amended and Restated DIP Credit Facility (“Amended DIP Credit Agreement”) with Republic Airways Holdings Inc.  The Bankruptcy Court also allowed the damage claim of Republic Airways Holdings Inc. in the amount of $150 million, arising from the Debtors’ rejection of the Airline Services Agreement with Republic Airlines, Inc. and Republic Airways Holdings Inc.   The allowance of this claim was a condition to Republic Airways Holdings Inc. providing the Amended DIP Credit Agreement.  As part of the revised Investment Agreement and $108.8 million purchase price made by Republic, the $150 million claim was waived, which is included in the adjustment to the claims to the value confirmed under the Plan of Reorganization.

(f)  Other expenses incurred during the six months ended September 30, 2008 are primarily related to fees and penalties associated with the temporary payment default penalties on aircraft loans.

Net cash paid for reorganization items for the six months ended September 30, 2009 and September 30, 2008 totaled $21.1 million and $8.5 million, respectively.  These amounts exclude the $2.3 million and $30.4 million of net proceeds received during the six months ended September 30, 2009 and 2008, respectively, from the sale of aircraft during the Company’s reorganization process.

During the six months ended September 30, 2008 reorganization items exclude the gain on the sale of two aircraft in May 2008, because those aircraft were part of the Company’s routine operational decision to address planned reductions in capacity and desires to improve liquidity in reaction to economic conditions and fuel price increases.  The Company obtained signed letters of intent and deposits on the anticipated aircraft sales prior to the Company’s unanticipated bankruptcy filing.  Reorganization items also exclude employee separation and other charges, as these amounts relate to normal operations of the business rather than charges resulting from the Chapter 11 reorganization.

5.        Liabilities Subject to Compromise

Liabilities subject to compromise (“LSTC”) refer to both secured and unsecured obligations that will be accounted for under a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-Chapter 11 liabilities are stayed.  Pre-petition liabilities that are subject to compromise are required to be reported at the amounts expected to be allowed, even if they may be settled for lesser amounts. These liabilities represent the estimated amount expected to be allowed on known or potential claims to be resolved through the Chapter 11 process, and remain subject to future adjustments arising from negotiated settlements, actions of the Bankruptcy Court, rejection of executory contracts and unexpired leases, the determination as to the value of collateral securing the claims, proofs of claim, or other events.  LSTC also includes certain items that may be assumed under the plan of reorganization, and as such, may be subsequently reclassified to liabilities not subject to compromise.

Debt discounts or premiums as well as debt issuance costs should be viewed as valuations of the related debt.  When the debt has become an allowed claim and the allowed claim differs from the net carrying amount of the debt, the recorded amount should be adjusted to the amount of the allowed claim (thereby adjusting existing discounts or premiums, and debt issuance costs to the extent necessary to report the debt at this allowed amount).  Premiums and discounts as well as debt issuance cost on debts that are not subject to compromise, such as fully secured claims, should not be adjusted.  Debt issuance costs on secured debt have not been adjusted because the Company continues to make payments based on the original contract terms. If debt is retired upon the sale of aircraft, the related debt issuance costs are written off as a loss from early extinguishment of debt in the period the debt is retired.  Secured claims have been reclassed to liabilities not subject to compromise as of September 30, 2009 as the Plan of Reorganization did not impair these claims and the Company did not reject any of the underlying contracts associated with these liabilities.

The Debtors could reject pre-petition executory contracts and unexpired leases with respect to the Debtors’ operations, with the approval of the Bankruptcy Court up until the confirmation hearing to approve the Plan of Reorganization on September 10, 2009.  Damages resulting from rejection of executory contracts and unexpired leases are generally treated as general unsecured claims and will be classified as LSTC. Holders of pre-petition claims were required to file proofs of claims by the November 17, 2008 bar date.  Additionally, the rejection bar date for the rejection of executory contracts and unexpired leases was October 10, 2009 and the deadline for filing other administrative claims was October 31, 2009.  A bar date is the date by which certain claims against the Debtors must be filed if the claimants wish to receive any distribution in the Chapter 11 cases.  The aggregate amount of claims filed with the Bankruptcy Court far exceeds the Debtors’ estimate of the ultimate liability. Differences between liability amounts estimated by the Debtors and claims filed by creditors are being investigated and, if necessary, the Bankruptcy Court will make a final determination of the allowable claim.

The Debtors entered into the Second Amended and Restated Investment Agreement with Republic on August 13, 2009.  This revised Investment Agreement retains that $28.8 million of the purchase price is allocated to payment of the unsecured creditors.  The confirmation hearing on the Plan of Reorganization took place on September 10, 2009.  The Plan of Reorganization was confirmed at that hearing.  Liabilities subject to compromise was reduced by $280 million to reflect the value at the $28.8 million, commensurate with the confirmed Plan of Reorganization. As of September 30, 2009, the LSTC reflect the value these will be settled, $28.8 million.

Liabilities subject to compromise consisted of the following as of March 31, 2009 (in thousands):

Accounts payable and other accrued expenses	$53,485
Unsecured allowed claims under Section 365	180,718
Secured debt (note 12)*	382,458
Unsecured convertible notes (note 12)	92,000
Total liabilities subject to compromise	$708,661

Liabilities subject to compromise includes trade accounts payable related to pre-petition purchases, all of which were not paid.  As a result, the Company’s cash flows from operations were favorably affected by the stay of payment related to these accounts payable.

* Secured debt has been reclassed from LSTC to long-term debt as the Plan of Reorganization leaves these liabilities unimpaired as of September 30, 2009.

6.	Fair Value of Financial Instruments

Effective April 1, 2008, the Company adopted guidance related to Fair Value Measurements. This standard establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. This standard clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. This standard also requires disclosure about how fair value is determined for assets and liabilities and establishes a hierarchy for which these assets and liabilities must be grouped, based on significant levels of inputs as follows:

Level 1	quoted prices in active markets for identical assets or liabilities;
Level 2	quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability; or
Level 3	unobservable inputs, such as discounted cash flow models or valuations.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The following is a listing of the Company’s assets and liabilities required to be measured at fair value on a recurring basis and where they are classified within the hierarchy as of September 30, 2009 (in thousands):

	Level 1	Level 2	Level 3	Total
Assets:
Aircraft fuel derivatives	–	$2,892	–	$2,892
	$–	$2,892	$–	$2,892

Aircraft fuel derivatives

The Company’s derivative contracts are privately negotiated contracts and are not exchange traded. Fair value measurements are estimated with option pricing models that employ observable and unobservable inputs. Inputs to the valuation models include contractual terms, market prices, yield curves, fuel price curves and measures of volatility, among others.  The fair value of fuel hedging derivatives is recorded in other assets on the interim consolidated balance sheets. Refer to Note 14 for further discussion of the Company’s fuel hedging derivatives.

7.	Restricted cash

Restricted cash primarily relates to funds held by companies that process credit card sale transactions, credit card companies and escrow funds for future charter service.  They also include cash deposits that secure certain letters of credit issued for workers compensation claim reserves and certain airport authorities.

At September 30, 2009 and March 31, 2009, restricted cash consisted of the following:

	September 30,	March 31,
	2009	2009
	(In thousands)
Funds held for holdback of customer sales	$145,262	$129,404
Funds held for cash supported letters of credit and deposits on charter flights	20,587	4,955
	$165,849	$134,359

The Company has a contract with a bankcard processor that requires a holdback of bankcard funds equal to a certain percentage of air traffic liability associated with the estimated amount of bankcard transactions.  In June 2008, the Company reached a revised agreement with this bankcard processor that requires adjustments to the reserve account based on current and projected air traffic liability associated with these estimated bankcard transactions.  Any further holdback had been temporarily suspended pursuant to a court-approved stipulation until October 1, 2008.  Beginning October 1, 2008, the court-approved stipulation allowed the bankcard processor to holdback a certain percentage of bankcard receipts in order to reach full collateralization.  Full collateralization was reached in July 2009.  As of September 30, 2009 and March 31, 2009, that amount totaled $126.9 million and $109.8 million, respectively.  In addition, a second credit card company began a holdback during the fiscal year ended March 31, 2008 which totaled $17.8 million and $18.7 million at September 30, 2009 and March 31, 2009, respectively.

8.	Equity Based Compensation Plans

For the six months ended September 30, 2009 and 2008, the Company recognized stock-based compensation expense of $0.5 million for stock options, stock appreciation rights (“SARs”), restricted stock units (“RSUs”) and cash settled restricted stock units granted under the Company’s 2004 Equity Plan. Under the Investment Agreement and the Debtors’ Plan of Reorganization, the Company’s current outstanding common stock has no value and was canceled.

9.	Property and Equipment, Net

As of September 30, 2009 and March 31, 2009, property and equipment consisted of the following:

	September 30,	March 31,
	2009	2009
	(In thousands)
Aircraft, spare aircraft parts, and improvements to leased aircraft	$629,264	$667,157
Ground property, equipment and leasehold improvements	57,811	56,328
Computer software	20,773	19,354
Construction in progress	2,208	4,193
	710,056	747,032
Less accumulated depreciation	(150,224)	(136,598)

Property and equipment, net	$559,832	$610,434

Property and equipment includes capitalized interest of $3.8 million and $3.4 million at September 30, 2009 and March 31, 2009, respectively.

Sale of Aircraft

During the six months ended September 30, 2009 the Company sold two Airbus A318 aircraft for proceeds of $40.6 million, with a total net book value of $55.1 million.  This resulted in retirement of debt of $38.4 million related to the mortgages on the sold aircraft and a book loss of $14.6 million, including transaction and exit costs.  The book losses recorded on the sale of these aircraft are included in the interim consolidated financial statements as reorganization expenses.

10.	Deferred Revenue and Other Liabilities

At September 30, 2009 and March 31, 2009, deferred revenue and other liabilities consisted of the following:

	September 30,	March 31,
	2009	2009
	(In thousands)
Deferred revenue primarily related to co-branded credit card	$17,496	$21,257
Deferred rent	11,633	12,799
Other	497	536

Total deferred revenue and other liabilities	29,626	34,592
Less current portion	(12,863)	(15,759)

	$16,763	$18,833

11.	Other Accrued Expenses Not Subject to Compromise

At September 30, 2009 and March 31, 2009, other accrued expenses not subject to compromise consisted of the following:

	September 30,	March 31,
	2009	2009
	(In thousands)
Accrued salaries and benefits	$32,129	$29,906
Federal excise and taxes payable	16,416	20,100
Property and income taxes payable	528	304
Other	6,712	3,917

	$55,785	$54,227

12.	Secured and Unsecured Borrowings

Secured and unsecured borrowings at September 30, 2009 and March 31, 2009 consisted of the following:

	September 30,	March 31,
	2009	2009
	(In thousands)
Secured:

Aircraft Notes, secured by aircraft:
Aircraft notes payable, fixed interest rates with a 6.75% weighted average interest rate at September 30, 2009 and March 31, 2009 (a)	44,970	46,002
Aircraft notes payable, variable interest rates based on LIBOR plus a margin, for an overall weighted average rate of 2.67% and 3.42% at September 30, 2009 and March 31, 2009, respectively (b)	280,957	330,620
Aircraft junior note payable, variable interest rate based on LIBOR plus a margin, with a rate of 4.94% and 4.88% at September 30, 2009 and March 31, 2009, respectively (c)	2,352	2,705
Short-term aircraft note with a rate of 9.80% at September 30, 2009 (d)	14,115	–
Credit Facility, secured by eligible aircraft parts (e)	–	3,000

Total Secured Debt	$342,394	$382,327

Unsecured post-petition debt:
Debtor-in-Possession loan (f)	40,000	30,000
Other note payable (g)	3,000	3,000

Total Unsecured Debt Post-Petition	$43,000	$33,000

Convertible Notes and Contractual Interest Expense

In December 2005, the Company completed the sale of $92.0 million aggregate principal amount of Convertible Notes in a public offering pursuant to the Company’s shelf registration statement.  Subsequent to the Company’s Chapter 11 bankruptcy filing, the Company records post-petition interest on pre-petition obligations only to the extent it believes the interest will be paid during the bankruptcy proceedings or that it is probable that the interest will be an allowed claim.  Had the Company recorded interest expense based on all of its pre-petition contractual obligations, interest expense would have increased by $2.3 million during the six months ended September 30, 2009.

Commensurate with the Plan of Reorganization, the convertible notes are reflected at a reduced amount and included in the total $28.8 million liabilities subject to compromise at September 30, 2009.

(a)	Secured Aircraft Notes – fixed interest rates

During the year ended March 31, 2008, the Company borrowed $48.3 million for the purchase of three Bombardier Q400 aircraft.  These aircraft loans have terms of 15 years and are payable in semi-annual installments. Security interests in the aircraft secure the loans.

During the year ended March 31, 2009, the Company sold two aircraft with fixed rate loans and repaid the loan balance of $30.0 million with proceeds from the loans.

(b)	Secured Aircraft Notes – variable interest rates

During the years ended March 31, 2003 through March 31, 2009, the Company borrowed $549.5 million for the purchase of 22 Airbus aircraft.  During the year ended March 31, 2009, the Company sold six aircraft with variable rate loans and entered into a sale-leaseback transaction for one of these purchased aircraft and repaid the loan balances of $123.5 million with the proceeds of the sales.   During the six months ended September 30, 2009 the Company sold two aircraft and repaid the loan balances of $38.4 million with the proceeds from sales.  The remaining 13 senior aircraft loans have terms of 10 to 12 years and are payable in monthly installments with a floating interest rate adjusted quarterly based on LIBOR.  At the end of the terms, there are balloon payments for each of these loans.  Security interests in the aircraft secure the loans.

During the year ended March 31, 2008, the Company borrowed $32.3 million for the purchase of two Bombardier Q400 aircraft. These aircraft loans have terms of 15 years and are payable in semi-annual installments with a floating interest rate adjusted semi-annually based on LIBOR.  A security interest in the aircraft secures these loans.

(c)	Junior Secured Aircraft Notes – variable interest rates

During the year ended March 31, 2006, the Company borrowed an additional $4.9 million in conjunction with the purchase of an Airbus aircraft.  This junior loan has a seven-year term with quarterly installments. A security interest in the aircraft secures the loan.

(d)	Short-term Secured Aircraft Note

During the six months ended September 30, 2009, the Company borrowed $14.1 million in conjunction with the purchase of Bombardier Q400 aircraft.  This interest only note has a security interest in the aircraft that secures the loan.  This note was refinanced in October 2009 (see Note 18).

(e)	Credit Facility

In March 2005 the Company entered into a two-year revolving credit facility (“Credit Facility”) to support letters of credit and for general corporate purposes.  The Company had draws of $3.0 million as of March 31, 2009. The revolving credit facility was repaid on July 21, 2009.  Under this facility, the Company was permitted to borrow the lesser of $20.0 million (“maximum commitment amount”) or an agreed upon percentage of the current market value of pledged eligible spare parts which secures this debt.  The amount available for letters of credit is equal to the maximum commitment amount under the facility less current borrowings.  The Company had letters of credit issued of $6.1 million and $12.1 million as of September 30, 2009 and March 31, 2009, respectively. The Company amended this agreement for an extension on two letters of credit in the amounts of $4.5 million and $1.5 million to June 7, 2010. The Company also has cash collaterized these letters of credit.

(f)	Debtor-in-Possession (“DIP”) Financing – Post-Petition

On August 5, 2008, the Bankruptcy Court approved a secured super-priority debtor-in-possession credit agreement (“DIP Credit Agreement”) with Republic Airways Holdings Inc., Credit Suisse Securities (USA) LLC, AQR Capital LLC, and CNP Partners, LLC (the “Lenders”), each of which is a member of the Unsecured Creditor’s Committee in the Company’s Chapter 11 bankruptcy cases.  The DIP Credit Agreement contained various representations, warranties and covenants by the Debtors that are customary for transactions of this nature, including reporting requirements and maintenance of financial covenants.  The DIP Credit Agreement provided for the payment of interest at an annual rate of 16% interest, or annual interest of 14% if the Debtors pay the interest monthly.  The DIP Credit Agreement matured on April 1, 2009.  On August 8, 2008, funding was provided under the DIP Credit Agreement in the amount of $30.0 million, before applicable fees of $2.1 million.

On March 20, 2009, the Bankruptcy Court approved an order authorizing a $40.0 million Amended and Restated DIP Credit Facility (“Amended DIP Credit Agreement”) with Republic Airways Holdings Inc. The Bankruptcy Court also allowed the damage claim of Republic Airways Holdings Inc. in the amount of $150.0 million arising from the Debtors’ rejection of the Airline Services Agreement with Republic Airlines, Inc. and Republic Airways Holdings Inc.   The allowance of this claim was a condition to Republic Airways Holdings Inc. providing the Amended DIP Credit Agreement.  The Company replaced the existing $30.0 million DIP Credit Agreement with the Amended DIP Credit Agreement on April 1, 2009.

(g)	Other Note Payable

In September 2008, the Bankruptcy Court approved a settlement in form of a note in satisfaction of pre-petition debt.   The note is payable in three equal installments commencing on the one-year anniversary of the effective date of the plan of reorganization and accrues interest at an annual rate of 3%.

Other Revolving Facility and Letters of Credit

In July 2005 the Company entered into an agreement with a financial institution, which was subsequently amended, for a $12.6 million revolving line of credit that permits the Company to issue letters of credit.  As of September 30, 2009, the Company had used $11.6 million under this agreement for standby letters of credit that provide credit support for certain facility leases.  The Company also entered into a separate agreement with this financial institution for a letter of credit fully cash collateralized of $2.8 million.  In June 2008 the Company entered into a stipulation with the financial institution, which was approved by the Bankruptcy Court, which resulted in the financial institution releasing its liens on working capital in exchange for cash collateral.  This stipulation also provided for the issuance of new letters of credit going forward.  The Company fully cash collateralized the letters of credit outstanding and agreed to cash collateralize any additional letters of credit to be issued.  The total of $21.5 million in cash collateral as of September 30, 2009 is classified as restricted cash in the interim consolidated balance sheet.

Debt Covenants

The Company’s Chapter 11 bankruptcy filing triggered default provisions on its pre-petition debt and lease agreements.  Payment defaults were cured as of June 9, 2008 for all debt secured by aircraft.

The Amended DIP Credit Agreement includes certain affirmative, negative and financial covenants.  The Company was in compliance with these covenant requirements as of September 30, 2009.

13.	Equity

Unearned ESOP shares

On May 26, 2009, the Company filed a motion seeking authority to terminate the ESOP effective October 31, 2008.  Upon approval after the objection date, the Company effectuated a distribution by the Plan’s trustee of the accounts of all affected employees in the form of a single-lump sum stock distribution.

Comprehensive Income (Loss)

A summary of the comprehensive income (loss) for the six months ended September 30, 2009 and 2008 is as follows:

	September 30,	September 30,
	2009	2008
	(In thousands)
Net income (loss)	$244,541	$(125,068)
Other comprehensive income (loss):
Reclassification of previously recognized unrealized losses now deemed other than temporary	–	299
Total comprehensive income (loss)	$244,541	$(124,769)

Retained Deficit

A summary of the components of retained earnings (deficit) is as follows (in thousands):

September 30,
2009
Retained deficit – April 1, 2009 as reported	$(329,643)
Cumulative effect of change in accounting principle – prepaid maintenance deposits (see Note 3)	124,511
Retained deficit – April 1, 2009 as revised	(205,132)
Net income	244,541
Retained earnings – September 30, 2009	$39,409

14.	Fuel Hedging Transactions

As part of our risk management strategy, the Company periodically purchases crude oil option contracts or swap agreements and Jet A crack spread swaps in order to manage our exposure to the effect of changes in the price and availability of aircraft fuel. Prices for these commodities are normally highly correlated to aircraft fuel, making derivatives of them effective at providing short-term protection against sharp increases in average fuel prices.  Most recently, the Company purchased call agreements on crude oil. The Company does not hold or issue any derivative financial instruments for trading purposes. These fuel hedges do not qualify for hedge accounting, and, as such, realized and non-cash mark to market adjustments are included in aircraft fuel expense.

The results of operations for the six months ended September 30, 2009 and 2008 includes a mark to market derivative loss of $1.4 million recorded as an increase to fuel expense and a mark to market derivative gain of $4.7 million recorded as a decrease to fuel expense. Cash settlements for fuel derivatives contracts settled during the six months ended September 30, 2009 and 2008 were (payments) receipts of $(1.0) million and $23.2 million, respectively.

As of September 30, 2009 the Company had entered into four call agreements for the second and third quarters of fiscal year 2010.  These call agreements required premium payments equal to the fair value at the time of purchase of $5.5 million.  As of September 30, 2009 the fair value of the hedge agreements recorded on the balance sheet was an asset of $2.9 million.

Due to the Company’s Chapter 11 filing, all fuel hedge contracts outstanding as of March 31, 2008 were terminated in May 2008 and subsequently settled.

Aircraft fuel expenses include both the direct cost of fuel including taxes as well as the cost of delivering fuel into the aircraft (raw fuel expense).  Aircraft fuel expense also includes the impact of our fuel hedging transactions.  Aircraft fuel expenses can be very volatile due to fluctuations in prices and the timing of the settlement of our fuel hedge contracts.  The following table summarizes the components of aircraft fuel expense for the six months ended September 30, 2009 and 2008:

	Six Months Ended September 30,
	2009	2008
	(In thousands)
Aircraft fuel expense – mainline and Lynx Aviation	$155,405	$353,830
Aircraft fuel expense – included in regional partners	–	11,634
Total system-wide fuel expense	$155,405	365,464
Changes in fair value and settlement of fuel hedge contracts	(1,446)	4,729
Total raw aircraft fuel expense	$153,959	$370,193

15.	Earnings (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the periods presented.  Diluted net income per share reflects the potential dilution that could occur if outstanding stock option and warrants were exercised.

The following table sets forth the computation of basic and diluted earnings (loss) per share (in thousands, except per share amounts) for the six months ended September 30, 2009 and 2008:

	Six months ended
	September 30,
	2009	2008
Numerator:
Net income (loss) as reported	$244,541	$(125,068)

Denominator:

Weighted average shares outstanding, basic	36,946	36,946
Effects of dilutive securities:
Employee stock awards	561	–
Convertible notes	8,900	–
Adjusted weighted average shares outstanding, diluted	46,407	36,946

Earnings (loss) per share, basic	$6.62	$(3.39)
Earnings (loss) per share, diluted	$5.27	$(3.39)

During the six months ended September 30, 2008, 8,900,000 shares that would be issued upon assumed conversion of the convertible notes were excluded from the calculation of diluted earnings per share because they were anti-dilutive.

For the six months ended September 30, 2008, the common stock equivalents of the weighted average options, SARS, and RSUs, of 118,000, were excluded from the calculation of diluted earnings per share because they were anti-dilutive as a result of the loss during the period.  For the six months ended September 30, 2009 and 2008, the weighted average options, SARs, and RSUs outstanding of 2,365,000 and 3,972,000, respectively, and warrants of 3,833,946 were excluded from the calculation of diluted earnings per share because the exercise prices were greater than the average market price of the common stock.

16.	Operating Segment Information

Accounting guidance related to Disclosures about Segments of an Enterprise and Related Information requires disclosures related to components of a company for which separate financial information is available that is evaluated regularly by a company’s chief operating decision maker in deciding the allocation of resources and assessing performance. The Company has three primary operating and reporting segments, which consist of mainline operations, Regional Partner operations, and Lynx Aviation operations.  Mainline operations include service operated by Frontier Airlines using Airbus aircraft.  Regional Partner operations included regional jet service operated by Republic and Horizon Air Industries, Inc.  Lynx Aviation’s operations, which include service operated using Bombardier Q400 aircraft, began revenue flight service on December 7, 2007.  The Company evaluates segment performance based on several factors, of which the primary financial measure is operating income (loss). However, the Company does not manage the business or allocate resources solely based on segment operating income or loss, and scheduling decisions of the Company’s chief operating decision maker are based on each segment’s contribution to the overall network.

To evaluate the separate segments of the Company’s operations, management has segregated the revenues and costs of its operations as follows:  Passenger revenue for mainline, Regional Partners and Lynx Aviation represents the revenue collected for flights operated by the Airbus fleet, the aircraft under lease through contracts with Regional Partners and the Bombardier Q400 fleet, respectively, carriers (including a prorated allocation of revenues based on miles when tickets are booked with multiple segments).  Operating expenses for Regional Partner flights include all direct costs associated with the flights plus payments of performance bonuses if earned under the contract.  Certain expenses such as aircraft lease, maintenance and crew costs are included in the operating agreements with Regional Partners in which the Company reimburses these expenses plus a margin.  Operating expenses for Lynx Aviation include all direct costs associated with the flights and the aircraft including aircraft lease and depreciation, maintenance and crew costs.  Operating expenses for both Regional Partners and Lynx Aviation also include other direct costs incurred for which the Company does not pay a margin.  These expenses are primarily composed of fuel, airport facility expenses and passenger related expenses. The Company also allocates indirect expenses among mainline, Regional Partners and Lynx Aviation operations by using departures, available seat miles, or passengers as a percentage of system combined departures, available seat miles or passengers. Even though the Company believes such allocations are reasonable, they may not be reflective of what a third party would determine on a stand-alone basis.

Financial information for the six months ended September 30, 2009 and 2008 for the Company’s operating segments is as follows:

	Six months ended
	September 30,
	2009	2008
	(In thousands)
Operating revenues:
Mainline – passenger and other (1)	$538,358	$665,085
Regional Partners – passenger	–	17,465
Lynx Aviation – passenger	38,683	41,932
Consolidated	$577,041	$724,482

Operating income (loss):
Mainline (2)	$71,769	$(29,772)
Regional Partner	–	(9,185)
Lynx Aviation (3)	(7,760)	(8,363)
Consolidated	$64,009	$(47,320)

	September 30,	March 31,
	2009	2009
	(In thousands)
Total assets at end of period:
Mainline	$887,147	$809,643
Lynx Aviation	133,312	111,424
Other (4)	8,534	8,532
Consolidated	$1,028,993	$929,599

(1)	Other revenues included in Mainline revenues consist primarily of cargo revenues, the marketing component of revenues earned under a co-branded credit card agreement and auxiliary services.
(2)	Mainline operating income (loss) includes realized and non-cash mark-to-market adjustments on fuel hedges, gains on sales of assets, net and employee separation costs and other charges.
(3)	Lynx Aviation operating costs consisted solely of start-up costs prior to December 7, 2007.
(4)	All amounts are net of intercompany balances, which are eliminated in consolidation.

17.	Income Taxes

During the six months ended September 30, 2009, the Company utilized approximately $31 million of net operating loss (“NOL”) carryforwards to offset taxable income for the period.  In addition, as a result of an increase in net deferred tax liabilities of approximately $85 million primarily related to prepaid maintenance deposits (see Note 3), income from reorganization activities of (see Note 4), and other timing differences the Company’s previous net deferred tax asset that had a full valuation allowance against it as of March 31, 2009 resulted in a net deferred tax liability of $51 million in the condensed consolidated statement of operations during the six months ended September 30, 2009 resulting in income tax expense of $51 million.

18.	Subsequent Events

The Company has evaluated subsequent events through December 11, 2009, the date these financial statements were issued.

Acquisition by Republic

On October 1, 2009 upon the close of the Investment Agreement, the Plan of Reorganization became effective.  Pursuant to the agreement, the Company was acquired by Republic for $108.8 million and emerged from Chapter 11 Bankruptcy protection.

Co-Branded Credit Card

The Company entered into a co-branded credit card arrangement with a MasterCard issuing bank in March 2003 (“Credit Card Agreement”).  This affinity credit card agreement provides that the Company will receive a fixed fee for each new account, which varies based on the type of account, and a percentage of the annual renewal fees that the bank receives.  The Company receives an increased fee for new accounts it solicits.  The Company also receives fees for the purchase of frequent flier miles awarded to the credit card customers.

In September 2009, the Company amended this agreement whereas the credit card company agreed to pre-purchase miles in the amount of $35 million, which was received in October 2009.  These fees are to be used to compensate the Company for fees otherwise earned under the Credit Card Agreement.  In addition, the company shall pay interest on the value of the outstanding pre-purchased miles at an adjustable rate of LIBOR plus a margin.

Airbus Term Loan

In October 2009, the Company entered into a three-year term loan facility with Airbus Financial Services for $25.0 million.  This note accrues interest at a rate of LIBOR plus a margin and is secured by Airbus related aircraft rotables, expendables and spare parts.  The note has accelerated terms contingent on the Company entering into a new incremental purchase agreement for additional firm aircraft orders by March 1, 2020.

Aircraft Note

In October 2009, the Company borrowed $15.1 million, which replaced the $14.1 million short-term interest only loan for a Bombardier Q400 executed in August 2009.  The new loan accrues interest at LIBOR plus a margin.

New Aircraft Leases

On December 1, 2009, the Company signed a letter of intent to lease two additional Airbus A320 aircraft starting in January 2011 and May 2011.  The lease term, commencing on the delivery date, is over 6 years.